UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material under Rule 14a-12

MAGICJACK VOCALTEC LTD.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

MAGICJACK FILES DEFINITIVE PROXY STATEMENT AND SENDS LETTER TO SHAREHOLDERS

Announces Dual Track Approach to Maximize Shareholder Value through Strategic Alternatives Process and Execution of Business Strategy under New CEO Don C. Bell, III

Raises Serious Issues Regarding Carnegie’s Campaign to Seek Board Control to Sit on Both Sides of the Negotiation Table in an Effort to Sell magicJack to Itself

Notes that the Board is Not an Obstacle Preventing Carnegie from Making a Tender Offer Directly to Shareholders

Highlights Ongoing Shareholder Engagement Efforts that have Resulted in Two New Director Candidates with Decades of Highly Relevant Experience

Urges Shareholders to support the Election of magicJack’s Board by voting “FOR” the directors listed in Proposal 1.A, and DISREGARDING the Carnegie directors listed in Proposal 1.B.

WEST PALM BEACH, Fla. and NETANYA, Israel (March 15, 2017) – magicJack VocalTec Ltd. (Nasdaq: CALL) (“magicJack” or the “Company”), a leading VoIP cloud-based communications and UCaaS company, today announced it has filed with the Securities and Exchange Commission (“SEC”) its definitive proxy materials in connection with the Company’s 2016 Annual Meeting of Shareholders (the “2016 Annual Meeting”) and is mailing the materials to its shareholders. magicJack shareholders of record as of the close of business on March 10, 2017 will be entitled to vote at the 2016 Annual Meeting, which will be held at 10:00 a.m. Eastern Standard time on April 19, 2017.

magicJack’s Board of Directors (the “Board”) also sent a letter to shareholders urging them to vote “FOR” the Company’s highly qualified slate of nominees by voting “FOR” the director nominees listed in Proposal 1.A, and DISREGARDING the Carnegie nominees listed in Proposal 1.B. A full copy of the letter can be found below:

***

March 15, 2017

Dear Fellow Shareholders:

We are writing to you today regarding magicJack’s 2016 Annual Meeting of Shareholders (“2016 Annual Meeting”), which will be held on Wednesday, April 19, 2017. You are being asked to make an important decision regarding the future of magicJack. We urge you to protect the value of your investment by voting “FOR” magicJack’s experienced and highly qualified director nominees: Mr. Donald A. Burns, Mr. Izhak Gross, Mr. Richard Harris, Mr. Alan B. Howe, Dr. Yuen Wah Sing, Mr. Gerald Vento, and Mr. Don C. Bell III, who was recently appointed the Company’s Chief Executive Officer.

1

YOUR BOARD IS PURSUING A DUAL TRACK APPROACH TO MAXIMIZE SHAREHOLDER VALUE

Your Board and management team are intensely focused on delivering maximum value to all shareholders. We are pursuing a dual track approach: we are conducting an active strategic alternatives process with multiple bidders while continuing to execute on a strategy to position the Company for sustained success.

The Company has been – and continues to be – in negotiations with numerous bidders who have expressed an interest in acquiring the Company, including with Carnegie. To date, the Board has received several indications of interest for the Company that are meaningfully higher than the non-binding, highly-contingent, $8.50 offer from Carnegie – including an offer of $9.50 per share with committed financing. The Company has entered into confidentiality agreements with all bidders (including Carnegie) and due diligence is well underway. The Board has also formed a special committee of independent directors to run a comprehensive strategic alternatives process. As part of this process, we are actively reaching out to other potential strategic and financials buyers of the Company. Your Board will be carefully considering every offer for Company and is focused on obtaining a bid that delivers full value to all shareholders.

At the same time, your Board continues to implement a previously announced leadership transition plan by appointing Mr. Bell as the new CEO of the Company. Mr. Bell brings nearly 20 years of highly relevant leadership experience in the telecommunications industry, including successfully executing on both M&A and organic growth strategies. Your Board expects him to immediately leverage this experience – as well as his unique perspectives – to advance the Company’s dual track process.

We have taken – and will continue to take under Mr. Bell’s leadership – substantial steps to drive performance and profitable growth, while exploring all avenues to maximize the value of your investment. These include:

✓	Focusing on effective cost controls to maximize the cash flow from our mature VoIP business;

✓	Diversifying revenue streams, customer bases and markets served;

✓	Retaining a leading investment bank to act as financial advisor in connection with reviewing capital allocation alternatives and soliciting offers to sell the Company; and

✓	Continuing to engage in meaningful discussions regarding potential strategic transactions.

Looking forward, while the Board continues to receive and evaluate prospective offers that could provide value for all shareholders, Mr. Bell as CEO will drive the next phase of growth for the Company. He will be focusing on the following strategic priorities:

✓	Pivoting the focus from consumer to SOHO with the 2017 launch of a new mobile-first and web-first offer: “unJacked”

2

✓	Leveraging our vertically integrated operations and unused network capacity to drive competitively disruptive pricing in a UCaaS business offer

✓	Shutting down redundant operations in Atlanta and unproductive ventures, including Telefonica and Hotelijack

✓	New CFO, CMO, COO-Broadsmart, and elevated role of CTO to drive the strategies Improving the Customer Experience and Value Proposition

✓	New product features

✓	Reducing churn

✓	Building magicJack’s online channel

YOUR BOARD BELIEVES MAGICJACK REPRESENTS A VALUABLE PLATFORM WITH EXCELLENT VALUE CREATION PROSPECTS

We continue to make progress advancing our strategic plan to deliver returns to all shareholders. We consistently generate quarterly free cash flow, which is a result of our continued focus on cost controls. Further, we continue to make operational improvements in our consumer business, as demonstrated in the fourth quarter by the lowest monthly churn rate in our history. Mr. Bell’s contributions as CEO should accelerate the momentum we are already experiencing.

We have implemented a number of cost controls and operating efficiencies since 2015 which have resulted in significant annualized savings, primarily in the areas of G&A, network expense and marketing. We will continue to evaluate further overhead savings opportunities across the business, including approximately $800,000 in additional annualized savings which we have identified and will be implemented in early 2017. Altogether, we expect these efforts to deliver sustainable top-line growth and significant margin expansion, positioning us well to deliver enhanced shareholder value.

Our fourth quarter and full year 2016 results clearly reflect our ongoing commitment to generate free cash flow, maximize value and efficiently run the business:

●	Delivered fourth quarter and full year adjusted EBITDA of $3.7 million and $25.3 million, respectively, as a result of our focus on cost controls;

●	Generated free cash flow of $1.7 million for the quarter and $14.7 million for the full year, representing 22 straight quarters generating positive free cash flow;

●	Grew our cash and cash equivalents balance to $52.4 million and continue to have no debt; and

●	Maintained our low churn rate of 2.4%.

3

Your Board and Management are excited about the possibilities for restoring growth at magicJack under Mr. Bell’s leadership. The seeds of change that we planted to evolve the business have already taken root and magicJack is well-positioned to harvest the fruits of its labor. The opportunity for meaningful future value creation is reflected in our growing Broadsmart pipeline, which currently includes large enterprise opportunities. This includes active pilots with two large North American businesses with thousands of locations, both of which would contribute significant monthly recurring revenue.

Carnegie Seeks Board Control to Sit on Both Sides of the Negotiation Table in an Effort to Derail an Ongoing Sale Process and to Sell magicJack to Itself

magicJack maintains a policy of open engagement with its shareholders and is always receptive to constructive ideas, whatever the source. Consistent with this policy, your Board has engaged Carnegie in an active and ongoing dialogue ever since Carnegie first approached magicJack on July 20, 2016 about its interest in acquiring all of the outstanding ordinary shares of the Company.

However, to date, Carnegie has shared with us nothing – either strategic or constructive – regarding any ideas to increase shareholder value, aside from its stated intention to have a Carnegie-installed board “consider” the same $8.50 offer for magicJack that your Board already rejected in favor of pursuing multiple better offers. Despite good faith efforts to negotiate an agreed upon acquisition price, which included several counter proposals by your Board, Carnegie has refused to increase its offer price of $8.50 per ordinary share.

We believe it is crystal clear that Carnegie launched its last minute proxy contest to install its handpicked directors in order to pave the way for Carnegie to sell your Company to itself at a low-ball price. In essence, Carnegie is seeking a seat on both sides of the negotiation table in its quest to purchase the Company at a lower price. If elected, Carnegie’s director nominees would have majority power to approve Carnegie’s offer to purchase magicJack for $8.50 a share – even though we have received a number of higher offers that the Board is actively pursuing.

If Carnegie truly believes magicJack shareholders would find its proposed offer of $8.50 a share compelling, Carnegie is well within its rights to bypass the existing Board and make a tender offer directly to shareholders. Your Board is NOT standing in the way of a tender offer by Carnegie. Under Israeli law, the Board cannot adopt a poison pill to thwart a tender offer. Consequently, Carnegie is free to launch a tender offer to all shareholders, and the shareholders would be free to accept it. However, despite stating its intention in a press release over two months ago and numerous engagement attempts by the Board over the past several weeks, Carnegie has yet to submit a formal bid to acquire the Company. The fact that Carnegie is seeking to control the Board suggests to us that it is not confident shareholders will find its acquisition proposal compelling.

As it relates to Carnegie’s director candidates, we have serious concerns with Carnegie’s goal of filling a majority of the seats on your Board with individuals hand-selected by a holder of just 1.6% of the Company’s shares. The election of all of Carnegie’s nominees would replace all but two members of your Board, including our new CEO Don Bell, with directors who lack institutional knowledge of your Company and other requisite skills for effective service on your Board.

4

If Carnegie were to succeed in its proxy contest, a group owning just 1.6% of your Company would take control of the Board of your Company without paying other magicJack shareholders a control premium.

We recommend that you ignore the alternative slate of director nominees submitted by Carnegie Technologies Holdings, LLC (“Carnegie”). It is important not to let the Company’s dual track process be impeded by the self-serving interests of Carnegie, which owns barely 1.6% ownership in the Company.

YOUR BOARD IS HIGHLY QUALIFIED AND INDEPENDENT, WITH SIGNIFICANT RELEVANT EXPERIENCE TO OVERSEE THE CONTINUED SUCCESSFUL EXECUTION OF THE COMPANY’S STRATEGY

magicJack is led by a highly qualified Board that brings a diverse set of skills and expertise, and balances deep operational, financial and institutional knowledge of the Company with fresh perspectives on our industry.

Alongside external director Ms. Tal Yaron-Eldar, your highly qualified directors, Mr. Burns, Mr. Gross, Mr. Harris, Dr. Yuen Wah Sing, and Mr. Vento, actively oversee the Company’s strategy and are committed to driving sustainable, long-term value creation. In addition, after a thorough vetting process, we included in our slate of director candidates Mr. Howe and Mr. Bell, both of whom were recommended by significant shareholders of the Company. We strongly believe that Messrs. Howe’s and Bell’s exceptional skill sets will complement the decades of industry-specific expertise that the rest of your Board brings to the table. Their experience as directors and executives of public and private companies will continue to drive the success of the Company – and your investment.

In response to the Board’s nominations, Kanen Wealth Management LLC (“Kanen”), a shareholder that had previously nominated its own alternative slate of directors, has withdrawn its proxy contest and agreed to vote its shares in favor of the Board’s nominees. Kanen commended the actions taken by the Company in favor of all shareholders, stating:

“Overall, we are enthusiastic about the changes. We are excited to see some of our ideas for growth implemented. We have a strong conviction that CALL will grow in the near future, and reward shareholders.” – January 3, 2017

Your Board remains committed to the stewardship of best-in-class corporate governance practices, which include:

✓	Annually elected directors (except for external director Tal Yaron-Eldar);

✓	Separate Chairman and CEO roles;

✓	Five out of the seven director candidates up for election are independent (in addition to external director Tal Yaron-Eldar, who is independent as well and up for election in 2019);

5

✓	Audit, Compensation and Nominating Committees are all 100% independent;

✓	Director share ownership of 10.46% of the Company, representing significant ’skin in the game’ and a high degree of alignment with fellow magicJack shareholders; and

✓	Low average tenure of the magicJack Board of just 3.8 years.

We strongly urge you to protect the value of your investment by voting “FOR” the directors listed in Proposal 1.A, and DISREGARDING the Carnegie directors listed in Proposal 1.B. on the proxy card in the postage-paid return envelope provided.

If you have any questions or need assistance voting your shares, please contact our proxy solicitor, Saratoga Proxy Consulting LLC. Shareholders should call (888) 368-0379 and banks and brokers should call (212) 257-1311 or by email at info@saratogaproxy.com.

On behalf of your Board of Directors, thank you for your continued support.

Sincerely,

Donald A. Burns	Don C. Bell III
Chairman of the Board	Chief Executive Officer and Director Nominee

Tal Yaron-Eldar	Izhak Gross
External Director	Director

Richard Harris	Alan B. Howe
Director	Director Nominee

Dr. Yuen Wah Sing	Gerald Vento
Director	Former Chief Executive Officer and Director

About magicJack VocalTec Ltd.

magicJack VocalTec Ltd. (Nasdaq:CALL), the inventor of magicJack and a pioneer in Voice over IP (VoIP) technology and services, is a leading cloud communications company. With its easy-to-use, low cost solution for telecommunications, the Company has sold more than 11 million award-winning magicJack devices, which is now in its fifth generation, has millions of downloads of its free calling apps, and holds more than 30 technology patents. magicJack is the largest-reaching CLEC (Competitive Local Exchange Carrier) in the United States in terms of area codes available and number of states in which it is certified.

In March 2016, magicJack VocalTec Ltd. acquired Broadsmart, a leading hosted UCaaS (Unified Communication as a Service) provider for medium-to-large multi-location enterprise customers. Broadsmart has a track record of designing, provisioning and delivering complex UCaaS solutions to blue chip corporate customers on a nationwide basis. Broadsmart has expertise in servicing enterprises with hundreds-to-thousands of locations.

6

Important Additional Information

The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from the Company’s shareholders in connection with the 2016 Annual Meeting to be held on April 19, 2017. The Company has filed a definitive proxy statement and proxy card with the SEC in connection with any such solicitation of proxies from the Company’s shareholders. SHAREHOLDERS OF THE COMPANY ARE STRONGLY ENCOURAGED TO READ SUCH PROXY STATEMENT, ACCOMPANYING PROXY CARD AND ALL OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE AS THEY WILL CONTAIN IMPORTANT INFORMATION. Information regarding the identity of the participants, and their direct or indirect interests, by security holdings or otherwise, is set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the 2016 Annual Meeting. Shareholders will be able to obtain any proxy statement, any amendments or supplements to the proxy statement and other documents filed by the Company with the SEC at no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge at the Company’s website at www.vocaltec.com in the section “Financial Information.”

Forward-Looking Statements

Some portions of this press release, particularly those describing magicJack’s goals and strategies, contain “forward-looking statements.” These forward-looking statements can generally be identified as such because the context of the statement will include words, such as “expects,” “should,” “believes,” “anticipates” or words of similar import. Similarly, statements that describe future plans, objectives or goals are also forward-looking statements. While magicJack is working to achieve those goals and strategies, actual results could differ materially from those projected in the forward-looking statements as a result of a number of risks and uncertainties. These risks and uncertainties include difficulty in marketing its products and services, maintaining and protecting brand recognition, protection of intellectual property, competition and other factors, any of which could have an adverse effect on the business plans of magicJack, its reputation in the industry or its expected financial return from operations and results of operations. In light of significant risks and uncertainties inherent in forward-looking statements included herein, the inclusion of such statements should not be regarded as a representation by magicJack that they will achieve such forward-looking statements. For further details and a discussion of these and other risks and uncertainties, please see our most recent reports on Form 10-K and Form 10-Q, as filed with the SEC, as they may be amended from time to time. MagicJack undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise.

For More Information:

Media

Phil Denning / Seth Potter

ICR, Inc.

561-749-2255

ir@vocaltec.com

Investors

Joe Mills / John Ferguson

Saratoga Proxy Consulting LLC

212-257-1311

jmills@saratogaproxy.com

7